ADVENTRX REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

SAN DIEGO – November 5, 2012 – ADVENTRX Pharmaceuticals, Inc. (NYSE MKT: ANX) today reported financial results for the quarter ended September 30, 2012.

“With a strong cash position of approximately $40 million, we are well positioned to start our phase 3 study of ANX-188 in sickle cell disease,” stated Brian M. Culley, Chief Executive Officer of ADVENTRX. “We are pleased that we have finalized the protocol and completed the majority of our manufacturing activities that will enable us to start the study by the end of 2012,” Mr. Culley continued.

Third Quarter 2012 Operating Results

ADVENTRX’s net loss for the third quarter of 2012 was $3.2 million, or $0.07 per share (basic and diluted), compared to a net loss of $3.5 million, or $0.13 per share (basic and diluted), for the same period in 2011.

Research and development (R&D) expenses for the third quarter of 2012 were $1.7 million, a decrease of $0.4 million, or 19%, compared to $2.1 million for the same period in 2011. The net decrease was primarily due to a $0.8 million decrease in external nonclinical study fees and expenses, which was offset by increases of $0.3 million in personnel costs and $0.1 million in external clinical study fees and expenses. The decrease in external nonclinical study fees and expenses resulted primarily from decreases in research-related manufacturing expenses of $1.1 million for ExelbineTM and $0.2 million for ANX-514. The increase in personnel costs was primarily related to increased headcount, including relocation and recruitment costs for our new Chief Medical Officer.

Selling, general and administrative (SG&A) expenses for the third quarter of 2012 were $1.8 million, a decrease of $0.2 million, or 8%, compared to $2.0 million for the same period in 2011. The decrease resulted primarily from a decrease in consulting fees and legal expenses due to cost-savings realized by discontinuation of commercial-readiness activities related to Exelbine.

Transaction-related expenses for the third quarter of 2012 were ($0.3) million compared to ($0.5) million for the same period in 2011. We recognized transaction-related expenses for the three months ended September 30, 2012 and 2011 due to changes in the fair values at September 30, 2012 and 2011 relative to June 30, 2012 and 2011, respectively, of the contingent asset and contingent liability related to the consideration of our acquisition of SynthRx. The net $0.3 million reduction to transaction-related expenses was primarily due to the increase in our stock price at September 30, 2012 relative to June 30, 2012.

Year-to-Date Operating Results

ADVENTRX’s net loss for the nine months ended September 30, 2012 was $11.6 million, or $0.24 per share (basic and diluted), compared to a net loss of $10.9 million, or $0.43 per share (basic and diluted), for the same period in 2011.

R&D expenses for the nine months ended September 30, 2012 were $6.0 million, an increase of $2.0 million, or 49%, compared to $4.0 million for the same period in 2011. The increase was primarily due to a $1.0 million increase in personnel costs, a $0.7 million increase in external nonclinical study fees and expenses and a $0.3 million increase in external clinical study fees and expenses. The increase in personnel costs was primarily related to increased headcount. The increase in external nonclinical study fees and expenses was primarily related to increases in research-related manufacturing expenses of $1.9 million for ANX-188 and $1.0 million for ANX-514, offset by a $2.2 million decrease in research-related manufacturing expenses related to Exelbine.

SG&A expenses for the nine months ended September 30, 2012 were $5.7 million, an increase of $0.3 million, or 7%, compared to $5.4 million for the same period in 2011. The increase resulted primarily from a $0.6 million increase in personnel costs, mainly due to increased headcount, and a $0.5 million increase in share-based compensation expense, offset by a $0.8 million decrease in consulting fees and legal expenses.

Transaction-related expenses for the nine months ended September 30, 2012 were ($0.2) million compared to $1.5 million for the same period in 2011. We recognized transaction-related expenses for the nine months ended September 30, 2012 due to changes in the fair values at September 30, 2012 relative to December 31, 2011 of the contingent asset and contingent liability related to the consideration for our acquisition of SynthRx. The net $0.2 million reduction to transaction-related expenses was primarily due to the increase in our stock price at September 30, 2012 relative to December 31, 2011. Transaction-related expenses for the nine months ended September 30, 2011 consisted of $1.8 million related to legal, accounting, financial and business development advisory fees associated with the evaluation of potential acquisition targets, including SynthRx, and a $0.3 million reduction related to changes in the fair value of contingent consideration related to the SynthRx acquisition.

Balance Sheet Highlights

As of September 30, 2012, the Company had cash, cash equivalents and short-term investments totaling $39.9 million. Stockholders’ equity amounted to $46.3 million as of September 30, 2012.

About ADVENTRX Pharmaceuticals

ADVENTRX Pharmaceuticals is a biopharmaceutical company developing proprietary product candidates to treat various diseases and conditions. The Company’s lead product candidate, ANX-188, has potential to reduce ischemic tissue injury and end-organ damage by restoring microvascular function, which is compromised in a wide range of serious and life-threatening diseases and conditions. The Company initially is developing ANX-188 as a treatment for complications arising from sickle cell disease. More information can be found on the Company’s web site at www.adventrx.com.

Forward Looking Statements

ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that are based on ADVENTRX’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements regarding the Company’s planned phase 3 clinical study of ANX-188, including the nature and timing of the study and availability of clinical trial material for use in the study. Among the factors that could cause or contribute to material differences between ADVENTRX’s actual results and those indicated from the forward-looking statements are risks and uncertainties inherent in ADVENTRX’s business, including, but not limited to: the potential for delays in the commencement or completion of planned clinical studies, including as a result of difficulties in completing manufacturing process development activities, manufacturing clinical trial material, meeting applicable regulatory requirements for clinical trial material, meeting applicable requirements of institutional review boards overseeing clinical study sites, or being subject to a “clinical hold”; the impact of missing or imputed data on the treatment effect observed in the prior phase 3 study of ANX-188; the risk of suspension or termination of a clinical study, including due to lack of adequate funding or a “clinical hold”; ADVENTRX’s reliance on contract research organizations (CROs) and other third parties to assist in the conduct of important aspects of its clinical studies, and that such third parties may fail to perform as expected; the risk that planned clinical studies are not successfully executed and/or do not successfully demonstrate the safety or efficacy of the investigational drug; the risk that, even if clinical studies are successful, the FDA determines they are not sufficient to support a new drug application; ADVENTRX’s ability to obtain additional funding on a timely basis or on acceptable terms, or at all; the potential for ADVENTRX to delay, reduce or discontinue current and/or planned development activities, including clinical studies, partner its product candidates at inopportune times or pursue less expensive but higher-risk development paths if it is unable to raise sufficient additional capital as needed; the risk that the FDA does not grant marketing approval of ADVENTRX’s product candidates, including ANX-188, on a timely basis, or at all; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to revise or update any forward-looking statement set forth in this press release to reflect events or circumstances arising after the date hereof, except as may be required by law.

Contact:
ADVENTRX Pharmaceuticals
Ioana C. Hone (ir@adventrx.com)
858-552-0866 Ext. 303

[Tables to Follow]

ADVENTRX Pharmaceuticals, Inc.
(A Development Stage Enterprise)
Condensed Consolidated Statements of Operations
(In thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2012	2011	2012	2011

Total net revenue	$—	$—	$—	$—
Operating expenses:
Research and development	1,658	2,050	5,976	4,004
Selling, general and administrative	1,816	1,982	5,732	5,380
Transaction-related expenses	(266)	(487)	(174)	1,541
Depreciation and amortization	10	8	78	29

Total operating expenses	3,218	3,553	11,612	10,954

Loss from operations	(3,218)	(3,553)	(11,612)	(10,954)
Interest and other income, net	19	14	49	66

Net loss	$(3,199)	$(3,539)	$(11,563)	$(10,888)

Net loss per share – basic and diluted	$(0.07)	$(0.13)	$(0.24)	$(0.43)

Weighted average shares – basic and diluted	47,716	26,466	47,716	25,171

ADVENTRX Pharmaceuticals, Inc.
(A Development Stage Enterprise)
Balance Sheet Data
(In thousands)

		December 31,
	September 30,	2011
	2012
	(Unaudited)
Cash, cash equivalents and short-term investments	$39,902	$50,704
Working capital	38,978	49,323
Total assets	51,559	61,856
Total liabilities	5,269	5,078
Stockholders’ equity	46,290	56,779